UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 28, 2011

CMS Bancorp Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33322	20-8137247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Main Street, Suite 750 White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 422-2700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2011, the Board of Directors (the “Board”) of CMS Bancorp, Inc. (the “Company”) voted to increase the size of the Board from eight directors to ten directors, with the additional directors to serve in the class with a term expiring at the annual meeting of shareholders to be held in 2014. The Board also elected William M. Mooney, Jr. and Gerry Ryan to the Board to fill the new directorships, effective May 25, 2011. Initially, Mr. Mooney and Mr. Ryan will not be members of any committee of the Board. Mr. Mooney and Mr. Ryan will be entitled to the same compensation as the other non-officer directors of the Company, including fees for attending board and committee meetings and eligibility to receive stock-based awards under the CMS Bancorp, Inc. 2007 Stock Option Plan and the CMS Bancorp, Inc. 2007 Recognition and Retention Plan. There are no transactions between the Company including its wholly-owned banking subsidiary, Community Mutual Savings Bank (the “Bank”), and Mr. Mooney requiring disclosure under Item 404(a) of Regulation S-K. As of April 22, 2011, the Bank had $107,593.64 in a loan outstanding to Mr. Ryan under a home equity line of credit. Mr. Ryan is also a personal guarantor on a commercial loan in the amount of $987,024 to a company in which Mr. Ryan is the managing director and has a financial interest. Each of these loans were made in the ordinary course of our business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to customers who do not have a personal or familial relationship with us. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features to the Bank. Mr. Mooney and Mr. Ryan have also been appointed to the Board of Directors of the Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMS Bancorp Inc.
(Registrant)

April 28, 2011	/s/ STEPHEN DOWD
(Date)	Stephen Dowd Senior Vice President and Chief Financial Officer